Exhibit 21.1

List of Subsidiaries for Valley Forge Composite Technologies, Inc.

1.

Valley Forge Detection Systems, Inc.,

a Florida corporation

2.

Valley Forge Aerospace, Inc.,

a Florida corporation

3.

Valley Forge Imaging, Inc.,

a Florida corporation

4.

Valley Forge Emerging Technologies, Inc.,

a Florida corporation